SCHEDULE 14A INFORMATION
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                                CenturyTel, Inc.
                (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Information on Corporate Governance



MONROE, La. ... April 21, 2004 ... CenturyTel, Inc. (NYSE:CTL/CTL.A) would like to highlight certain provisions of its corporate governance programs and to further clarify its position regarding Board independence.

As disclosed in its recent Proxy Statement, the Company has adopted an independence standard that is more exacting than the independence criteria established by the New York Stock Exchange. Under the Company's independence standard, a director who receives any non-director compensation cannot be considered independent, even if the amount of such compensation is less than the amounts permitted to be received by independent directors under the New York Stock Exchange's rules.

CenturyTel's board of directors is currently majority independent under New York Stock Exchange and internal standards. The Company is not, however, necessarily in compliance with the independence standards established by each governance commentator or proxy advisory service provider who may express opinions on governance issues. Nevertheless, the Company's previously disclosed governance programs have the Company on a path to achieve a degree of independence that will not only maintain compliance with internal and New York Stock Exchange standards, but also to increase the degree of board independence during the coming twelve months.

More specifically, the Company wishes to restate its prior commitment to appoint two independent directors to fill the board vacancies being created by the retirement of two directors at the Company's 2005 annual meeting. These appointments will ensure continued compliance with internal and New York Stock Exchange standards, as well as putting the Company in compliance with the independence standards established by leading proxy advisory service providers and other governance commentators. The Company is committed to ensuring that future board appointments will, at a minimum, maintain this level of independence once achieved.

The foregoing may be deemed "soliciting materials" within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.